EXHIBIT 99.1

PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION
DECLARES CASH DIVIDEND

Midland Park, NJ – June 22, 2011 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.05 per share cash dividend.  Common stockholders of record as of July 15, 2011 will be paid the dividend on August 1, 2011.

In announcing the dividend, Chairman William C. Hanse stated, “The Board of Directors remains diligent in reviewing the Corporation’s dividends and continues to strive to provide value to our shareholders as well as give back to the community through the bank’s unique tithing mission.  We are pleased to recognize our shareholders with this dividend.”
Paul Van Ostenbridge, President and Chief Executive Officer continued, “The board closely monitors the dividend policy.  During this extended economic downturn, we remain focused on ensuring capital levels are appropriate and position the Corporation for the future.”

Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank is celebrating its twenty-fifth year of service.  The Bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  To date, the Bank’s total tithe donations exceed $7.3 million.  Atlantic Stewardship Bank has 13 banking offices in Midland Park, Hawthorne (2 offices), Montville, North Haledon, Ridgewood, Pequannock, Waldwick, Wayne (3 offices), Westwood and Wyckoff, New Jersey.  Please visit our website at www.asbnow.com or call 201-444-7100 for information regarding our products and services.

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